Exhibit 99

National Fuel Elects New Director for Corporate Board

(July 12, 2018) WILLIAMSVILLE, N.Y. – Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) Board of Directors elected Steven C. Finch as a new independent director. His term begins on July 12, 2018.

Steven C. Finch is the former Plant Manager of the General Motors (“GM”) Tonawanda Engine Plant, one of Western New York’s largest manufacturers with approximately 1,600 employees. Finch, a Western New York native, began his 41-year career with GM in 1976 as a General Motors Institute co-op student at the Chevrolet Gear and Axle Plant in Buffalo, N.Y. Over the course of 30 years, Finch held several assignments with increasing responsibility at various GM facilities outside Buffalo before becoming Tonawanda Engine Plant Manager in 2007. Finch helped navigate the GM workforce through economic downturn and bankruptcy. After a reorganization, he successfully secured the addition of three new engine product lines, ultimately overseeing investments at the plant totaling more than $3 billion during his 10-year tenure. Following his 2017 retirement from GM, Finch joined the Automobile Association of America Western and Central New York as Senior Vice President of Automotive Services.

“With a career spanning more than four decades, Steve had a proven track record of leadership during a period of significant evolution for the automotive industry,” said David F. Smith, National Fuel’s Chairman of the Board. “Through his extensive GM career, Steve developed expansive experience in manufacturing and customer relations, as well as in capital and labor management, that will further enhance the knowledge and skill set of our Board of Directors. His success in managing highly technical operations and delivering a quality product in a safe, environmentally responsible, and cost-effective manner has direct application to National Fuel’s work in the energy industry. This, as well as Steve’s experience in senior level oversight during periods of substantial investment, make him an excellent selection for our Board.”

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As an active resident of the Western New York community, Finch currently serves as chairman of the board of directors for the Buffalo Urban League, was a previous chairman of the board for United Way of Buffalo and Erie County, and a previous board member of AAA Western and Central New York. He has received numerous honors, including recognition from GM for Outstanding Community Leadership and the Buffalo Urban League’s Whitney M. Young and William Evans Humanitarian Award, the group’s highest honor. During Finch’s time at the helm of the Tonawanda facility, the plant was recognized with many honors, including the Buffalo Urban League’s Community Service Award, Buffalo Business First’s Community Service Award, the Ken-Ton Chamber of Commerce Green Globe Award, and the achievement of the EPA ENERGY STAR Challenge for Industry. He holds a bachelor’s degree in electrical engineering from Kettering University, formerly known as the General Motors Institute. Finch and his wife have five children and 11 grandchildren.

National Fuel is a diversified energy company headquartered in Western New York that operates an integrated collection of natural gas and oil assets across five business segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com

Analyst Contact:    Kenneth E. Webster     716-857-7067

Media Contact:      Karen L. Merkel           716-857-7654